UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2013
TESORO LOGISTICS LP
(Exact name of registrant as specified in its charter)

Delaware	1-35143	27-4151603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 22, 2013, Tesoro Logistics LP (the "Partnership") entered into an amendment (the "Amendment") to its amended and restated credit agreement (the "Credit Agreement") dated as of January 4, 2013, with Bank of America, N.A., as administrative agent, and a syndicate of banks and financial institutions as lenders. The Amendment increases the total revolving loan availability from $500 million to $575 million. The Amendment also modifies the definition of Consolidated EBITDA to allow for the add back of certain costs and expenses related to repairs and testing in connection with the Partnership's anticipated acquisition of Chevron's Northwest Products System and amends the calculation of the Consolidated Leverage Ratio to reduce the consolidated funded indebtedness by the Partnership's unrestricted cash and cash equivalents.

The Credit Agreement, as amended by the Amendment, is guaranteed by all of the Partnership's subsidiaries and secured by substantially all of the assets of the Partnership and its subsidiaries. The Credit Agreement, as amended by the Amendment, is scheduled to mature on December 31, 2017.

The foregoing description is not complete and is qualified in its entirety by reference to the full Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1
Amendment No. 1 to Credit Agreement, dated as of May 22, 2013, among Tesoro Logistics LP, Bank of America, N.A., as administrative agent, letter of credit issuer and lender, the other lenders party thereto, and the subsidiaries of Tesoro Logistics LP party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 23, 2013

TESORO LOGISTICS LP
By:	Tesoro Logistics GP, LLC
Its general partner

By:	/s/ G. SCOTT SPENDLOVE
G. Scott Spendlove
Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of the Exhibit
10.1
Amendment No. 1 to Credit Agreement, dated as of May 22, 2013, among Tesoro Logistics LP, Bank of America, N.A., as administrative agent, letter of credit issuer and lender, the other lenders party thereto, and the subsidiaries of Tesoro Logistics LP party thereto.

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